UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):    April 14, 2008

Milacron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-08485	311062125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2090 Florence Avenue, Cincinnati, Ohio		45206
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(513) 487-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2008, Ronald D. Brown informed the board of directors (the “Board”) of Milacron Inc. (“Milacron”) that he intends to retire by the end of the year from his positions as Chairman, President and Chief Executive Officer of Milacron.  The Board requested Mr. Brown to continue to serve in his current capacities until a successor has been named and to remain as an employee for a period of time thereafter to assist his successor.

On April 17, 2008, Milacron entered into a Retirement & Transition Agreement (the “Retirement Agreement”) with Mr. Brown in order to provide Mr. Brown with certain retirement benefits in connection with his retirement from his positions as President and Chief Executive Officer of Milacron and to ensure that Mr. Brown’s responsibilities in those capacities are successfully transitioned to his successor.

In order to be eligible to receive any benefits or payments under the Retirement Agreement, Mr. Brown must (i) continue as President and Chief Executive Officer of Milacron through the date on which his successor assumes the responsibilities as Chief Executive Officer (or until December 31, 2008, if earlier) and (ii) continue as an employee of Milacron for a period of 30 days after the date his successor assumes the duties of Chief Executive Officer (or until December 31, 2008, if earlier) and then cease his employment at that time.

The Retirement Agreement includes a two-year non-competition covenant pursuant to which Mr. Brown has agreed not to be employed or consult in any business that is, or is about to be, engaged in a business of the same or substantially the same nature as the businesses of Milacron or its subsidiaries without the prior written consent of Milacron.

Pursuant to the Retirement Agreement, upon Mr. Brown’s retirement after May 8, 2008 and on or before December 31, 2008, and subject to the conditions described above, Mr. Brown will be entitled to receive the following benefits and payments: (i) a lump-sum cash payment equal to 24 months of his 2008 base salary, (ii) cash payments equal to the 2008 and 2009 annual bonuses that would have been earned had Mr. Brown remained employed through the end of such years and a prorated bonus for 2010 based on the length of time beginning on January 1, 2010 and ending 24 months after Mr. Brown’s retirement, based on and paid after satisfaction of applicable performance criteria for the respective year, (iii) the accelerated vesting of all restricted shares, performance-based restricted shares and performance units on a prorated basis based on and paid after satisfaction of applicable performance criteria, (iv) 24 months of additional age and service credit for vesting and benefit entitlement purposes under all of Milacron’s supplemental pension plans, (v) 24 months of continued coverage under Milacron’s group medical, dental, long-term disability and life insurance plans, (vi) a stipend to cover miscellaneous transition expenses and (vii) any accrued but unpaid items.

If any payments or benefits that Mr. Brown receives under the Retirement Agreement are subject to an additional tax under Section 409A or Section 280G of the Internal Revenue Code, Mr. Brown will receive an additional payment so that he is placed in the same after-tax position as if no such tax were imposed under such section.

A copy of the press release announcing Mr. Brown’s retirement and the formation of a search committee to assist the full Board in identifying and considering potential successors to Mr. Brown is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements And Exhibits.

99.1 –  News release issued by Milacron Inc. on April 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

April 18, 2008	By:	/s/ Hugh C. O’Donnell
Name: Hugh C. O’Donnell
Title: Senior Vice President, General Counsel
and Secretary

Exhibit Index

Exhibit No.	Description
99.1	News release issued by Milacron Inc. on April 18, 2008